Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2005

•	18 new superstores opened in the third quarter

•	29 superstores opened in Fiscal 2005

HUDSON, OH – November 15, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2005 third quarter ended October 30, 2004. Net income for the quarter totaled $7.3 million, or $0.32 per diluted share, compared with net income of $12.0 million, or $0.54 per diluted share in fiscal 2004. The Company had previously announced expected earnings for the quarter to be in the range of $0.30 to $0.35 per diluted share.

Review of Operating Results

Net sales for the third quarter increased 0.2% to $448.3 million from $447.5 million in the prior year. Same-store net sales decreased 0.9% versus a 4.2% same-store sales increase for the same period last year. Increases in average ticket of approximately 4% during the quarter were more than offset by reduced customer traffic.

Alan Rosskamm, Chairman and Chief Executive officer said, “ We were disappointed with our third quarter sales performance. As expected, results were negatively impacted by a 60th anniversary promotion in August of 2003 that was not repeated this year, and was further exacerbated by soft sales trends in September and October. While the decrease in customer traffic is concerning, we believe a portion of the negative traffic was caused by decisions we made regarding a shift in the promotional calendar. We are addressing the traffic issue for the fourth quarter by increasing our direct mail circulation and expanding our superstore hours of operation during the peak selling weeks in the fourth quarter”

Operating profit for the third quarter was $15.9 million, or 3.5% of sales, versus $24.1 million, or 5.4% of sales, in the prior year third quarter. The decrease in operating margins for the quarter was due to a combination of factors. First, gross margins during the quarter decreased approximately 30 basis points to 47.8% of sales. The decrease in gross margin rate was due to a $1.7 million charge the Company recorded during the quarter in connection with a voluntary “prior disclosure” it had made to U.S. Customs. Over a five-year period encompassing fiscal years 2000 through 2004, the Company had inadvertently failed to assess anti-dumping duty on candles imported from China. The failures resulted from certain product being inaccurately classified at the time of import.

In addition, selling, general and administrative expenses, while only increasing approximately 2% versus the prior year third quarter, increased 70 basis points to 40.3% of sales due to the lack of sales leverage. Finally, store pre-opening and closing costs increased $3.1 million during the quarter, or 70 basis points to 1.2% of sales, due to the increased level of real estate activity in the quarter.

During the third quarter the Company opened 18 superstores and one traditional store and closed 24 traditional stores. Year-to-date, the Company has opened 29 superstores and two traditional stores, and closed 65 traditional stores. For the balance of the year, the Company expects to close seven traditional stores.

Mr. Rosskamm concluded, “We are pleased to enter the fourth quarter with 114 superstores, 43 of which reflect the new 35,000 square foot prototype. In addition, ten of those stores have now completed their first year of operation and are exceeding their planned results. We are confident that our focused merchandising strategies and marketing efforts will result in an improved fourth quarter.”

Net sales for the nine months ended October 30, 2004 increased 3.6% to $1.22 billion from $1.18 billion in the prior year. Same-store sales increased 2.7% for the nine-month period versus a 3.1% same-store sales increase for the same period in the prior year.

Operating profit for the nine-month period was $35.5 million, a 2.5% decrease versus the $36.4 million in operating profit for the first nine months of the prior year.

Net income year-to-date was $14.5 million or $0.64 per diluted share, versus net income of $13.9 million, or $0.63 per share last year.

Fiscal 2005 Fourth Quarter and Full-Year Outlook

The Company is maintaining its full year earnings guidance of $2.05 to $2.15 per share. This implies a fourth quarter earnings performance of $1.30 to $1.40 per share, versus $1.22 per share reported in the fourth quarter last year.

The Company is assuming a same-store sales increase of 3.0% to 4.0%, versus a 4.5% same-store sales increase in the fourth quarter last year. Fourth quarter earnings performance is also predicated on achieving improved gross margins, resulting from better sell-through of Christmas related merchandise.

Included in the Company’s earnings guidance is an estimated pre-tax expense of approximately $7.0 million for the non-cash cost of expensing stock options, as well as other equity compensation expense, which the Company reports separately as “stock-based compensation expense” in its statement of operations.

Not included in the earnings guidance for the full year is a pre-tax charge of $4.2 million recorded in the first quarter pertaining to costs related to the completion of certain debt financing initiatives.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 1689777.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 744 Jo-Ann Fabrics and Crafts traditional stores and 114 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
(Dollars in millions, except per share data)
Net sales	$448.3	$447.5	$1,224.2	$1,181.5
Cost of sales	234.1	232.4	629.1	613.3
Gross margin	214.2	215.1	595.1	568.2
Selling, general and administrative expenses	180.7	177.0	506.7	488.2
Store pre-opening and closing costs	5.5	2.4	13.0	7.1
Depreciation and amortization	10.2	9.4	29.8	27.3
Stock-based compensation expense	1.9	1.7	5.9	4.6
Debt repurchase and share reclassification expenses	—	0.5	4.2	4.6
Operating profit	15.9	24.1	35.5	36.4
Interest expense, net	4.2	4.7	12.1	13.9

Income before income taxes	11.7	19.4	23.4	22.5
Income tax provision	4.4	7.4	8.9	8.6

Net income	$7.3	$12.0	$14.5	$13.9

Net income per common share – basic	$0.33	$0.55	$0.66	$0.65

Net income per common share – diluted	$0.32	$0.54	$0.64	$0.63

Weighted average shares outstanding (in thousands):
Basic	22,289	21,697	22,077	21,500
Diluted	22,952	22,449	22,828	22,054

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			744	815
Superstores			114	87
			858	902

Square footage at period end (000’s):
Traditional stores			10,821	11,686
Superstores			4,732	3,743

			15,553	15,429

Average square footage per store:
Traditional stores			14,544	14,339

Superstores			41,508	43,034

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JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	October 30,	November 1,	January 31,
	2004	2003	2004

(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$33.7	$21.2	$17.4
Inventories	530.2	520.3	404.6
Deferred income taxes	21.6	28.9	25.0
Prepaid expenses and other current assets	19.1	23.0	23.5

Total current assets	604.6	593.4	470.5
Property, equipment and leasehold improvements, net	213.9	193.3	203.2
Goodwill, net	26.5	26.5	26.5
Other assets	9.7	9.5	7.5
Total assets	$854.7	$822.7	$707.7

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$167.0	$155.9	$122.0
Accrued expenses	59.7	65.5	76.1

Total current liabilities	226.7	221.4	198.1
Long-term debt	200.0	237.4	113.7
Deferred income taxes	35.5	37.5	39.4
Other long-term liabilities	12.4	9.9	10.3
Shareholders’ equity	380.1	316.5	346.2

Total liabilities and shareholders’ equity	$854.7	$822.7	$707.7